Cerprobe Corporation
                  Computation of Net earnings (Loss) Per Share
                                   Exhibit 11
                                   (Unaudited)

                                                      Three Months Ended                 Six Months ended
                                                         June 30, 1997                    June 30, 1997
                                                  ---------------------------     ----------------------------
                                                      1997            1996            1997             1996
                                                  -----------     -----------     -----------      -----------
Net income (loss)                                 $ 1,589,326     $   861,264     $(3,305,307)     $ 1,867,485
                                                  ===========     ===========     ===========      ===========

Weighted average common shares outstanding          6,353,047       4,367,332       6,321,399        4,259,960

Common equivalent shares:
  Shares issuable upon exercise
    of stock options (1)                              193,022         330,332            --            276,929

Convertible preferred stock                              --           695,502            --            725,431
                                                  -----------     -----------     -----------      -----------

       Total weighted average shares-primary        6,546,069       5,393,166       6,321,399        5,262,320
                                                  -----------     -----------     -----------      -----------


Fully diluted incremental shares:

  Stock options (calculated using the higher
    of end of period or average market value)          99,608             233            --              2,971

  Convertible subordinated debentures                    --           485,000            --            532,389
                                                  -----------     -----------     -----------      -----------

  Total weighted average shares-fully diluted       6,645,677       5,878,399       6,321,399        5,797,680
                                                  -----------     -----------     -----------      -----------


Primary net income per common and
  common equivalent share                         $      0.24     $      0.16     $     (0.52)     $      0.35
                                                  -----------     -----------     -----------      -----------

Fully diluted net income per common and
  common equivalent share                         $      0.24     $      0.15     $     (0.52)     $      0.32
                                                  -----------     -----------     -----------      -----------

(1) Amount calculated under the treasury stock method and fair market values for stock